Exhibit 21.1
The list below represents the subsidiaries of MasterBrand, Inc., including the state or other jurisdiction of incorporation or organization.

Name of Company	Place of Incorporation or Organization
MasterBrand Cabinets LLC	Delaware
Norcraft Holding LLC	Delaware
Norcraft Companies, Inc.	Delaware
Norcraft Companies LLC	Delaware
Norcraft Holdings, L.P.	Delaware
Norcraft Intermediate GP, L.L.C.	Delaware
Norcraft Capital Corp.	Delaware
Norcraft Intermediate Holdings, L.P.	Delaware
Norcraft Companies, L.P.	Delaware
Norcraft Finance Corp.	Delaware
Norcraft GP, L.L.C.	Delaware
Panther Transport, Inc.	Iowa
NHB Industries Limited	Canada
KCMB Nova Scotia Corp.	Canada
MBCI Canada Holdings Corp.	Canada
Kitchen Craft of Canada	Canada
Woodcrafters UK Co. Ltd.	United Kingdom
Woodcrafters Home Products GmbH	Switzerland
MI Service Company, LLC	Delaware
Woodcrafters Mexico Holding S. de R.L. de C.V.	Mexico
Woodcrafters Home Products S. de. R.L. de C.V.	Mexico
MasterBrand Home Products, LLC	Delaware
MasterBrand Online LLC	Delaware